Exhibit 99.1

Marinus Pharmaceuticals Announces PROPOSED Public Offering of Common Stock AND CONCURRENT PRIVATE PLACEMENT

RADNOR, PA., December 10, 2019 (Global Newswire) – Marinus Pharmaceuticals, Inc. (NASDAQ: MRNS), (“Marinus” or the “Company”) today announced that it intends to offer and sell shares of its common stock in an underwritten public offering. All of the shares in the offering are to be sold by Marinus. Marinus also expects to grant the underwriters a 30-day option to purchase up to an additional 15 percent of the number of shares to be issued and sold in the public offering. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Concurrently with the completion of the public offering, the Company expects to sell to certain investors in a private placement, a number of shares of convertible preferred stock equal to an aggregate purchase price of up to approximately $30 million, at a price equal to the public offering price.

Oppenheimer & Co. Inc. and Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc., (NYSE American: LTS), are acting as joint bookrunning managers for the offering.

Marinus intends to use the net proceeds received from the public offering and concurrent private placement to advance the preclinical and clinical development of ganaxolone, including expenses for clinical trials for our seizure disorder programs, and regulatory, research and development, pre-commercial, general and administrative and manufacturing expenses and for working capital and general corporate purposes.

The shares of common stock in the public offering will be issued by Marinus pursuant to a shelf registration statement that was previously filed with, and declared effective by, the Securities and Exchange Commission (SEC) on December 1, 2017. The public offering will be made only by means of the written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement and the accompanying prospectus relating to the public offering will be filed by the Company with the SEC. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the public offering may also be obtained from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY, 10004, by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com; or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172 or by email at prospectus@ladenburg.com.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of Marinus being offered in the public offering or concurrent private placement, and shall not constitute an offer, solicitation or sale of any security in the public offering or concurrent private placement in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a pharmaceutical company dedicated to the development of ganaxolone, which offers a new mechanism of action, demonstrated efficacy and safety, and convenient dosing to improve the lives of patients suffering from epilepsy and depression. Ganaxolone is a positive allosteric modulator of GABAA that acts on a well-characterized target in the brain known to have anti-seizure, anti-depressant and anti-anxiety effects. Ganaxolone is being developed in IV and oral dose forms intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings.  Marinus is conducting the first ever pivotal studies in children with CDKL5 deficiency disorder and PCDH19-related epilepsy and has recently released top-line data from Phase 2 studies in women with postpartum depression and patients with refractory status epilepticus.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our intention, completion, and timing relating to the proposed public offering and concurrent private placement. Forward-looking statements in this release involve substantial risks and uncertainties including, without limitation, risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the proposed public offering and concurrent private placement. Marinus undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see filings Marinus has made with the Securities and Exchange Commission.

CONTACT:

Lisa M. Caperelli

Executive Director, Investor & Strategic Relations

Marinus Pharmaceuticals, Inc.

484-801-4674

lcaperelli@marinuspharma.com